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                      SECURITIES AND EXCHANGE COMMISSION
                           SCHEDULE 14A INFORMATION
                          PROXY STATEMENT PURUSANT TO
             SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by the Registrant [x]

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Check the appropriate box:

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[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
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               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


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

                     [Carl Thompson Associates Letterhead]



FOR IMMEDIATE RELEASE:       November 9, 2001

CONTACTS:

Stephen R. Roark                           Carl Thompson
President and Chief Financial Officer      Chief Executive Officer
Stan Politano                              Carl Thompson Associates
Vice President                             (800) 959-9677
Black Hawk Gaming & Development
(303) 582-1117

                    BLACK HAWK GAMING & DEVELOPMENT COMPANY
            REPORTS THIRD QUARTER RESULTS AND STATUS OF BUYOUT OFFER

     BLACK HAWK, Colorado -- Black Hawk Gaming & Development Company, Inc. (Nasdaq: BHWK), today announced results for its third quarter and nine-month period ended September 30, 2001.

THIRD QUARTER RESULTS

     Net income for the third quarter, after privatization costs and other non-recurring costs totaling $151,000, increased to $1,546,000 compared to net income of $1,502,000 for the third quarter of last year. Earnings per diluted share for the third quarter, after privatization costs and other non-recurring costs was $.36 per share, equal to the comparable quarter last year. Third quarter net revenue increased to $26 million from $20 million for the same quarter last year.

NINE MONTH RESULTS

     Net income for the nine-month period, after privatization costs and other non-recurring costs totaling $1,266,000, decreased to $3 million compared to $4.8 million for the nine-month period last year. Earnings per diluted share for the nine-month period, after privatization costs and other non-recurring costs, decreased to $.70 for the first nine months of this year compared to $1.17 per share for the same period last year. Nine-month net revenue increased to $73.6 million from $60.7 million for the corresponding period last year.

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

Financial Highlights (unaudited)



                                                            Three Months Ended                    Nine Months Ended
                                                              September 30,                         September 30,
                                                              -------------                         -------------
                                                         2001               2000               2001               2000
                                                         ----               ----               ----               ----

Net Revenue                                            $26,026,000      $20,354,000          $73,618,000       $60,741,000
Net Income                                             $ 1,546,000      $ 1,502,000          $ 3,009,000       $ 4,844,000
Earnings per Diluted Share                             $      0.36      $      0.36          $      0.70       $      1.17
Weighted Average Shares Outstanding
     (Diluted)                                           4,343,763        4,198,300            4,320,611         4,155,112


BALANCE SHEET DATA                                      September 30,                          December 31,
                                                            2001                                   2000
                                                            ----                                   ----
Total Assets                                           $128,534,000                             $97,476,000
Total Liabilities and Minority Interest                $ 84,484,000                             $55,414,000
Shareholders' Equity                                   $ 43,829,000                             $42,062,000

STATUS OF BUYOUT OFFER

     As previously announced, on April 27, 2001, Black Hawk executed a merger agreement with Gameco, Inc., an entity controlled by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of Black Hawk. The merger agreement calls for Gameco to pay $12.00 per share, in cash, for each share of common stock of Black Hawk not currently owned by Mr. Jacobs or his affiliates and Black Hawk will become a wholly-owned subsidiary of Gameco. Consummation of the transaction is subject to various conditions, including approval by Black Hawk's stockholders and obtaining of gaming licensing approvals in Colorado and Nevada.

     Also as previously announced, on September 21, 2001, Black Hawk was advised that Gameco and its financial advisors were evaluating carefully the impact of the September 11, 2001 terrorist attacks in New York City and Washington, D.C., on the capital markets and Gameco's proposed high yield debt offering. Gameco further advised that it was considering alternative financing arrangements.

     Today, the Special Committee recommended and the full Board of Directors of Black Hawk Gaming granted to Gameco, an extension until April 1, 2002 to arrange for financing and close the transaction. Gameco informed the Board that it will provide the Committee and the Board with a "highly confident" letter from its financial advisors, stating that they are confident they can arrange financing for Gameco to complete the acquisition of Black Hawk in the first quarter of 2002. The Special Committee and the full Board of Directors of Black Hawk Gaming believe that it is in the best interest of the shareholders to provide Gameco the additional time. If the transaction fails to close by April 1, 2002, Black Hawk may terminate the merger agreement and receive liquidated damages of $2 million.

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

     Black Hawk intends to hold a special meeting of shareholders to approve the merger agreement with Gameco in January, 2002. It is expected that Colorado and Nevada gaming approvals will be obtained in January or February, 2002.

INFORMATION CONCERNING PARTICIPANTS

     Black Hawk and its directors may be deemed to be participants in the solicitation of proxies from Black Hawk stockholders to approve the merger. Some of the directors of Black Hawk have an interest in the merger that may differ from or may be in addition to the interests of Black Hawk stockholders generally. Those interests, which are described in greater detail in the proxy statement with respect to the merger, include the interest of Mr. Jacobs in the equity of Gameco and potential employment relationships of other directors.

IMPORTANT INFORMATION AND WHERE TO FIND IT

     Black Hawk has filed and will mail to its stockholders a proxy statement containing information about Black Hawk, the proposed merger, and related matters. Stockholders are urged to read the proxy statement carefully as it contains important information that stockholders should understand before making a decision about the merger. Black Hawk will mail this proxy statement to its stockholders to seek their approval of the merger. The proxy statement as well as other filings containing information about Black Hawk, can be obtained without charge at the SEC's web site (http://www.sec.gov). Copies of the proxy
                                      -------------------
statement, when available, and Black Hawk's SEC filings will also be obtainable, without charge, from Stanley Politano, Black Hawk's Secretary at Black Hawk Gaming & Development Company, Inc., 240 Main Street, Black Hawk, Colorado 80422,
(303) 582-1117.

     This press release contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the proposed merger will be consummated. These risks and uncertainties could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that adequate financing, stockholder approval, gaming approvals, and other clearances and consents may not be obtained in a timely manner or at all and that any other conditions to the merger may not be satisfied. Black Hawk assumes no obligation to update the forward-looking information.

Note:   News releases and other information about Black Hawk Gaming &
Development Company, Inc. are available at http://www.bhwk.com
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